UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Metalico, Inc.

(Name of Registrant as Specified In Its Charter)

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186 North Avenue East

Cranford, New Jersey 07016

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Metalico, Inc. The meeting will be held at the Embassy Suites Buffalo Hotel, 200 Delaware Avenue, Buffalo, New York, at 9:30 a.m. local time, on Wednesday, June 6, 2012.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the items to be voted on by the stockholders described in the Notice. At the Annual Meeting, I will also report on Metalico’s current operations and will be available to respond to questions from stockholders.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2011 Annual Report and a proxy card or voting instruction form. The Notice of Internet Availability contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or Internet voting systems.

If your shares are held by a bank or broker, the bank or broker cannot vote your shares in connection with the election of our directors unless you provide voting instructions to the bank or broker. If you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of our directors at the Annual Meeting.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote promptly and to submit your proxy by phone, via the Internet or by signing, dating, and returning the proxy card even if you plan to attend the meeting.

I hope you will join us.

Sincerely,

CARLOS E. AGÜERO

President and Chief Executive Officer

METALICO, INC.

186 North Avenue East

Cranford, New Jersey 07016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Metalico, Inc., a Delaware corporation (the “Company”), will be held on June 6, 2012, at 9:30 a.m. local time at the Embassy Suites Buffalo Hotel, 200 Delaware Avenue, Buffalo, New York, for the following purposes:

1.  To elect six Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected;

2.  To ratify the appointment of J.H. Cohn LLP by our Audit Committee as the Company’s independent auditors for the fiscal year ending December 31, 2012; and

3.  To conduct an advisory vote on whether to approve the compensation of the Company’s named executive officers.

Only stockholders of record at the close of business on April 12, 2012, are entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

Brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 6, 2012: This proxy statement, the accompanying form of proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”) are available at www.proxyvote.com. For this year’s Annual Meeting, instead of mailing a printed copy of our proxy materials, including the Company’s Annual Report, to each stockholder of record, the Company has decided to use the Securities and Exchange Commission’s “Notice and Access” model for distribution of these materials and provide access to them in a fast and efficient manner via the Internet to beneficial owners of our stock. This not only reduces the amount of paper and ink necessary to produce these materials, but will also reduce the Company’s costs associated with mailing the proxy materials, including the Company’s Annual Report, to all stockholders.

On or about April 27, 2012, we will begin mailing an “Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders” (“Notice of Internet Availability”) to all beneficial owners, and we will have posted our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, the proxy materials, including this Proxy Statement and the Annual Report, along with instructions on how to vote, are available online at www.proxyvote.com. In addition, as indicated in the Notice of Internet Availability, if you wish to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in the Notice of Internet Availability no later than May 23, 2012 to facilitate timely delivery.

If you are a stockholder of record, we will be mailing you a printed copy of our proxy materials, including our annual report, and you will not be receiving a Notice of Internet Availability.

BY ORDER OF THE BOARD OF DIRECTORS

ARNOLD S. GRABER

Executive Vice President, General Counsel and

Secretary

Cranford, New Jersey

April 27, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE INTERNET OR TELEPHONE VOTING PROCEDURES, IF AVAILABLE).

METALICO, INC.

186 North Avenue East

Cranford, New Jersey 07016

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2012

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of Metalico, Inc., a Delaware corporation (the “Company,” “we,” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at our 2012 Annual Meeting of Stockholders to be held at the Embassy Suites Buffalo Hotel, 200 Delaware Avenue, Buffalo, New York, at 9:30 a.m. local time, on Wednesday, June 6, 2012, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy form are first being mailed to our stockholders on or about April 27, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement, which are: (i) the election of Directors, (ii) the ratification of our Audit Committee’s appointment of independent accountants, and (iii) an advisory vote on whether to approve the compensation of the Company’s named officers. In addition, management will respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2012 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

If you received a one-page notice, you are a beneficial owner of our stock (defined below). For this year’s Annual Meeting, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each beneficial owner, we have decided to use the Securities and Exchange Commission’s “Notice and Access” model for distribution of these materials and provide access to them in a fast and efficient manner via the Internet to www.proxyvote.com. This not only reduces the amount of paper and ink necessary to produce these materials, but will also reduce our costs associated with mailing the proxy materials, including our Annual Report, to all stockholders. Accordingly, on April 27, 2012, we began mailing an “Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders” (“Notice of Internet Availability”) to beneficial owners, and will have posted our proxy materials on the website referenced in the Notice of Internet Availability. However, if you are a stockholder of record, we will be mailing you a printed copy of our proxy materials, including our Annual Report, and you will not be receiving a Notice of Internet Availability.

What voting rights will stockholders have?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. At this time we have no shares of preferred stock outstanding.

How many shares of stock are outstanding and entitled to vote at the Annual Meeting?

As of the record date for the Annual Meeting, April 12, 2012, we had 47,556,074 shares of common stock outstanding and entitled to be voted. We have no other classes of stock issued or outstanding.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of the outstanding shares of our stock entitled to vote will constitute a quorum.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum.

How many votes will be required for approval?

Abstentions, but not broker non-votes (described below), are treated as shares present and entitled to vote, and will be counted as a “no” vote on all matters. Broker non-votes are treated as not entitled to vote for all matters at issue in this year’s Proxy Statement other than ratification of our independent registered public accounting firm, and so reduce the absolute number, but not the percentage, of votes needed for approval of those matters and will have no effect on their respective outcomes.

•

Election of Six Directors.    You may either vote “for,” “against” or “abstain” for each individual director nominee. Cumulative voting is not permitted. Each director must be elected individually by the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote.

•

Ratification of the Appointment of our Independent Registered Public Accounting Firm.    The ratification of our Audit Committee’s appointment of J.H. Cohn LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. You may either vote “for” or “against” the proposal or “abstain.” The approval of an audit firm is considered a routine proposal on which a broker or other nominee is generally empowered to vote.

•

Advisory Vote on the Compensation of Our Named Executive Officers.    Approval of the compensation of our named executive officers requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. You may either vote “for” or “against” the proposal or “abstain.” The stockholder vote to approve the compensation paid to our Named Executive Officers is an advisory vote only and, therefore, the result of that vote will not be binding on our Board of Directors or Compensation Committee. Our Compensation Committee will, however, consider the outcome of the vote when evaluating our executive compensation principles and practices.

What are the Board’s recommendations?

Unless you give other instructions on your proxy form, the persons named as proxy holders on the proxy form will vote in accordance with the recommendations of our Board of Directors. The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the Directors named in this Proxy Statement as described in Proposal 1;

•	“FOR” ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm for 2012 as described in Proposal 2; and

•	“FOR” approval of the compensation for our named executive officers as described in Proposal 3.

How are votes counted?

The results of votes cast by proxy are tabulated and certified by Broadridge Financial Solutions, Inc. Then, votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by us to act as an election inspector for the Annual Meeting. The election inspector will treat shares represented by proxies that reflect abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum — that is, a majority of the holders of the outstanding shares entitled to vote.

Abstentions will have the same practical effect as a negative vote on each proposal. Broker non-votes, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of “votes cast.”

How do I vote?

You can vote any one of four ways:

(i) electronically via the Internet according to the instructions set forth on the proxy card included with this Proxy Statement or by following the instructions on the website referred to in the Notice of Internet Availability previously mailed to you, or

(ii) by telephone using the toll-free telephone number and instructions shown on your proxy or the voting card included with this Proxy Statement or by following the instructions on the website referred to in the Notice of Internet Availability previously mailed to you, or

(iii) by mail, in which case you will need to request a printed copy of our proxy materials, which will include a paper proxy card. If you select to vote in this manner, you will need to complete, sign and date the proxy card and return it in the envelope provided; or

(iv) by attending the Annual Meeting and voting in person if you are a stockholder of record.

If you are a beneficial owner of your shares, you may also use telephone or internet voting procedures if your broker provides them. If you hold shares BOTH as a beneficial owner and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

If you vote by telephone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. If you are a beneficial owner of your shares and you wish to vote in person, then you must bring to the Annual Meeting a copy of a brokerage statement reflecting your stock ownership as of April 12, 2012. Regardless of how you own your shares, you must also bring appropriate positive identification in order to vote at the Annual Meeting.

How will my proxy be voted?

If your proxy in the accompanying form is properly executed, returned to and received by us prior to the meeting and is not revoked, or validly voted via the Internet or through telephone procedures, it will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on one or more of the proposals, the shares for which you have given your proxy will, in the absence of your instructions, be voted “FOR” all proposals described in this Proxy Statement.

A stockholder who returns a proxy form may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our corporate Secretary, (ii) properly submitting to us a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

Those terms refer to the following. You are a:

“Stockholder of record” if your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, Inc. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy form for you to use.

“Beneficial owner” if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. You are considered to be the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting.

What are “broker non-votes”?

If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals. If that happens, the brokers or nominees may vote those shares only on matters deemed “routine” by NYSE Amex, such as the ratification of auditors. Nominees cannot vote on non-routine matters, such as the election of directors, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Brokers may not vote your shares on the election of directors or the advisory executive compensation proposal in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

As of the date of this Proxy Statement, the Board is not aware of any additional matters to be presented for a vote at the Annual Meeting. However, if any additional matters are properly presented for a vote at the Annual Meeting, all shares represented at the meeting will be voted in the proxy holders’ discretion on such matters (other than shares that are voted by stockholders in person at the meeting).

Who pays for the cost of soliciting proxies?

This solicitation of proxies is made by the Company and the Company will bear the cost. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Will I have dissenters’ rights of appraisal in connection with any of the matters to be voted at the meeting?

Holders of our common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the Annual Meeting.

Can I view your proxy materials electronically and how can I receive copies of these documents?

As more fully described in the Notice of Internet Availability, this Proxy Statement, the accompanying form of Proxy Card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, along with instructions on how to vote, are available online at www.proxyvote.com. Also as indicated in the Notice of Internet Availability, if you wish to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in the Notice of Internet Availability no later than May 23, 2012, to facilitate timely delivery before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws state that the exact number of Directors will be determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors then in office. Each Director will be elected to serve until his or her term has expired and until a successor has been duly elected and qualified. Our Fourth Amended and Restated Certificate of Incorporation and our Bylaws provide for a single class constituting the entire Board of Directors, to be elected at the Annual Meeting, except in cases of vacancies between Annual Meetings. All of the Directors were previously elected to their present terms of office by stockholders of the Company. At the 2012 Annual Meeting of Stockholders, six Directors are to be re-elected for a term expiring at the next Annual Meeting or until election and qualification of their successors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The accompanying proxy solicited by the Board of Directors will be voted for the election of the nominees named below for a term expiring at the 2013 Annual Meeting of Stockholders, unless the proxy form is marked to withhold authority to vote for such nominees. All nominees are at present members of the Company’s Board of Directors and were nominated for re-election by our Nominating Committee.

The nominees for election to the Board of Directors at the 2012 Annual Meeting of Stockholders are set forth below. If any of the nominees should become unavailable for election to the Board of Directors, the proxy holders or their substitutes will be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of Directors.

Carlos E. Agüero, age 59, founded Metalico in August 1997 and has served as its Chairman of the Board, President and Chief Executive Officer since that time. From 1990 to 1996, he held the positions of President, Chief Executive Officer and a director of Continental Waste Industries, which he founded in 1990 and helped guide through more than thirty acquisitions and mergers. Continental commenced trading on the NASDAQ National Market in 1993 and was acquired by Republic Industries in 1996. Mr. Agüero is also a director of EQM Technologies & Energy, Inc. (“EQM”), the successor by merger to Beacon Energy Holdings, Inc., a corporation organized to produce and market biodiesel within the larger biofuels sector and to invest in other biodiesel producers. We currently own 5.9% of the outstanding common stock of EQM, which trades on the OTC Bulletin Board.

Michael J. Drury, age 55, has been an Executive Vice President since our founding in August 1997 and a Director since September 1997. He was additionally named Chief Operating Officer for PGM and Lead Operations in 2011. He served as our Secretary from March 2000 to July 2004. From 1990 to 1997, Mr. Drury was Senior Vice President, Chief Financial Officer and a director of Continental Waste Industries. He has a degree in accounting and is experienced in acquisition development, investor relations, operations and debt management. He has broad knowledge of debt financing and industrial operations.

Bret R. Maxwell, age 53, has been a Director since September 1997. He has been the managing general partner of MK Capital LP, a venture capital firm specializing in investments in technology, digital media and outsourcing companies, since its formation in 2002. Beginning in 1982, Mr. Maxwell was employed by First Analysis Corporation, where he founded the venture capital practice in 1985 and was later co-chief executive officer. Since 1985 he has personally led more than forty investments in industries including telecommunication products and services, environmental services, information security and business services and brings an investor’s perspective to the Board. Mr. Maxwell chairs the Board’s Compensation Committee and also serves on the Audit and Nominating Committees.

Walter H. Barandiaran, age 59, has been a Director since June 2001. He is a founder and a managing partner of The Argentum Group, a New York-based private equity firm founded in 1987 that serves as a general partner of several investment funds focusing in the healthcare services, information technology, industrial sector, and outsource businesses. Mr. Barandiaran has also served as the chairman of EQM Technologies & Energy, Inc., a provider of engineering, consulting and remediation services and biodiesel development and production, since its formation by merger in 2011 and was the chairman of its predecessor, Environmental Quality Manage-

ment, Inc., from 2007 to the date of the merger. Mr. Barandiaran was also the chief executive officer of HorizonLive, Inc., now known as Wimba, Inc. from 2002 until 2004. He additionally serves on the boards of directors of several privately held corporations in which The Argentum Group or its affiliates have invested. He is as well a trustee of the Baruch College Fund of Baruch College, City University of New York. Mr. Barandiaran has more than fifteen years of private equity investment experience, during which time he has led more than thirty investments for Argentum’s funds. His areas of investment expertise include outsourced business services, technology-enabled services, and clean (environmental) technologies and services. Mr. Barandiaran is a member of the Board’s Audit and Compensation Committees and chairs the Nominating Committee.

Paul A. Garrett, age 65, has been a Director since March 2005. From 1991 to 1998 he was the chief executive officer of FCR, Inc., an environmental services company involved in the recycling of paper, plastic, aluminum, glass and metals. Upon FCR’s merger in 1998 into KTI, Inc., a solid waste disposal and recycling concern that operated waste-to-energy facilities and manufacturing facilities utilizing recycled materials, he was appointed vice chairman and a member of KTI’s Executive Committee. He held those positions until KTI was acquired by Casella Waste Systems, Inc., in 1999. For a period of ten years before his entry into the recycling industry Mr. Garrett was an audit partner with the former Arthur Andersen & Co. The Board recognized this experience in recommending his election and his appointment to our Audit Committee. He also serves as a director of EQM Technologies & Energy, Inc., an environmental remediation and biodiesel development and production concern. He chairs the Board’s Audit Committee and serves on the Nominating Committee.

Sean P. Duffy, age 52, has been a Director since 2010. He is the President and Chief Operating Officer of Re Community, Inc., an innovative recycling company based in Charlotte, North Carolina, and was the President of FCR Recycling and a Regional Vice President of its parent, Casella Waste Systems, Inc. until the sale of FCR to Re Community in 2011. Re Community processes and resells recyclable materials originating from the municipal solid waste stream, including newsprint, cardboard, office paper, containers and bottles. Mr. Duffy joined FCR at its founding in 1983 and served that company in various capacities, including President, until it was acquired by Casella in 1999. He is an experienced executive with background and perspective in segments of the recycling industry in which the Company has had little or no prior activity. He is a member of the Board’s Compensation Committee.

The Board of Directors has determined that each of the Directors other than Carlos E. Agüero and Michael J. Drury is “independent” under the applicable standards of the Securities and Exchange Commission and NYSE Amex.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The firm of J.H. Cohn LLP (“J.H. Cohn”) currently serves as our independent registered public accounting firm and has audited our financial statements for the year ended December 31, 2011. J.H. Cohn was appointed as our independent registered public accounting firm in 2009. J.H. Cohn does not have and has not had any financial interest, direct or indirect, in the Company, and has not had any connection with the Company except in its professional capacity as our independent auditors. The Audit Committee has appointed J.H. Cohn as the independent auditor to audit the Company’s financial statements for the year 2012. A representative of J.H. Cohn will be invited to the Annual Meeting and will be provided with the opportunity to respond to appropriate questions. Although J.H. Cohn has indicated that no statement will be made, an opportunity for a statement will be provided.

The ratification by our stockholders of the appointment of J.H. Cohn is not required by law or by our Bylaws. Our Board of Directors and Audit Committee, consistent with the practice of many publicly held corporations, are nevertheless submitting this appointment for ratification by the stockholders. The affirmative vote of a majority of the votes cast is required for ratification. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of J.H. Cohn. Even if the appointment is ratified, the

Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The aggregate fees, including billed and estimated unbilled amounts applicable to the Company and its subsidiaries for the years ended December 31, 2011 and 2010, of the Company’s principal accounting firm, J.H Cohn LLP, were approximately:

	2011	2010
Audit Fees	$565,347	$528,960
Audit Related Fees	—	2,350
Tax Fees	—	147,930
All Other	—	—

The comparability of Audit Fees is generally affected by the SEC filings made or contemplated and the volume and materiality of the Company’s business acquisitions.

Audit Fees.    Consists of fees for professional services rendered for the audit of our financial statements, the audit of internal control over financial reporting, assistance or review of SEC filings, proposed SEC filings and other statutory and regulatory filings, preparation of comfort letters and consents and review of the interim financial statements included in quarterly reports.

Audit-Related Fees.    Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees”, primarily related to consultations on financial accounting and reporting standards.

Tax Fees.    Consists of fees for professional services rendered related to tax compliance, tax advice or tax planning. J.H. Cohn LLP did not provide tax services to the Company for the year 2011.

All Other Fees.    Consists of fees for all other professional services, not covered by the categories noted above.

Pursuant to the Company’s Audit Committee policies, all audit and permissible non-audit services provided by the independent auditors and their affiliates must be pre-approved. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The independent auditor and management are required to periodically report to the Audit Committee of the Company regarding the extent of services provided by the independent auditor in accordance with this policy.

In considering the nature of the services provided by the independent registered public accountant, the Audit Committee of our Board of Directors determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accountant and Company management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as rules of the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF J.H. COHN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY IN 2012.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. Consistent with the results of an advisory “say-on-frequency” vote of stockholders at our 2011 Annual Meeting, our Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes.

We are asking you to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion,. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change. A significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, thereby aligning our named executive officers’ interests with the success of the Company and the long-term interests of our stockholders. The Compensation Discussion and Analysis section of this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail.

While the outcome of the vote on this Proposal 3 is advisory and will not be binding on us, our Board of Directors or the Board’s Compensation Committee, our Compensation Committee will consider the outcome of the vote when evaluating our executive compensation principles and practices.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of the Company’s common stock as of April 12, 2012 for (i) each person known by us to beneficially own more than 5% of the Company’s common stock, (ii) each of our Directors and each of our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation,” and (iii) all of our Directors and named executive officers as a group. The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership is based on 47,556,074 shares of common stock outstanding as of April 12, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants and options held by that person that are exercisable as of the date of this table, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. Unless otherwise stated, the address of each person in the table is c/o Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016. Beneficial ownership representing less than 1% of the outstanding shares of common stock is denoted with an “*.”

Name and Address of Beneficial Owner	Number of Shares(1)		Percent of Outstanding Common Stock(2)
5% Shareholders(3)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,502,993	(4)	5.3%
Directors and Executive Officers
Carlos E. Agüero, Director and Chairman, President and Chief Executive Officer	5,809,153	(5)	12.1%
Michael J. Drury, Director and Executive Vice President and Chief Operating Officer for PGM and Lead Operations	408,333	(6)	*
Bret R. Maxwell, Director c/o MK Capital 1033 Skokie Boulevard, Suite 430 Northbrook, Illinois 60062	614,460	(7)	1.3%
Walter H. Barandiaran, Director c/o The Argentum Group 60 Madison Avenue, 7th Floor New York, New York 10010	141,944	(8)	*
Paul A. Garrett, Director	83,791	(9)	*
Sean P. Duffy, Director	32,500	(10)	*
Arnold S. Graber, Executive Vice President, General Counsel and Secretary	180,372	(11)	*
Eric W. Finlayson, Senior Vice President and Chief Financial Officer	161,144	(12)	*
Kenneth P. Mueller, Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling	17,875	(13)	*
Executive Officers and Directors as a group (9 persons)	7,449,573		15.4%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Assumes all vested options are exercised with respect to such holder.

(3)	Carlos E. Agüero, a Director and our Chairman, President and Chief Executive Officer, is also a 5% shareholder.

(4)	Information is based on a Schedule 13G filed by the holder with the SEC on February 9, 2012, which further stated that (a) various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s common stock, and (b) no one person’s interest in our common stock is more than five percent of the total outstanding common shares.

(5)	Includes 352,778 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 22,222 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012 and 10,000 shares of deferred stock that will not vest within 60 days of April 12, 2012.

(6)	Includes 198,333 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 21,667 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012 and 10,000 shares of deferred stock that will not vest within 60 days of April 12, 2012.

(7)	Includes (i) 338,135 shares held by Infrastructure & Environmental Private Equity Fund III, LP and 84,659 shares held by Environmental & Information Technology Private Equity Fund III, venture capital funds for which Mr. Maxwell is a common ultimate controlling party (i.e., he has sole administrative responsibility and votes the stock but shares authority on trading decisions with other controlling parties), (ii) 149,722 common shares held by the Bret R. Maxwell Revocable Trust, and (iii) 41,944 shares issuable to Mr. Maxwell upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 13,056 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012.

(8)	Includes 41,944 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 13,056 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012.

(9)	Includes 53,625 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 10,875 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012.

(10)	Includes 32,500 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 12,500 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012.

(11)	Includes 116,389 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 13,611 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012 and 5,000 shares of deferred stock that will not vest within 60 days of April 12, 2012.

(12)	Includes 89,944 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012. Excludes 13,056 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012 and 5,000 shares of deferred stock that will not vest within 60 days of April 12, 2012.

(13)	Includes 8,889 shares issuable upon the exercise of options that are or will be immediately exercisable within 60 days of April 12, 2012 and 4,000 shares of deferred stock that will vest within 60 days of April 12, 2012. Excludes 11,111 shares issuable upon exercise of options that are not exercisable within 60 days of April 12, 2012 and 34,000 shares of deferred stock that will not vest within 60 days of April 12, 2012.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

Carlos E. Agüero serves as both our principal executive officer and chairman at the pleasure of the Board. The directors have determined that Mr. Agüero’s experience in our industry and in corporate transactions, and his personal commitment to the Company as a founder, investor, and employee, make him uniquely qualified to supervise our operations and to execute our business strategies. The Board is also cognizant of the Company’s relatively small size compared to its publicly traded competitors and its relative youth as a corporate organization. Management’s activities are monitored by standing committees of the Board, principally the Audit Committee and the Compensation Committee. Both of these committees are comprised solely of independent directors. For these reasons, the directors deem this leadership structure appropriate for us. We have not designated a lead director.

Although our full Board of Directors is ultimately responsible for the oversight of our risk management processes, the Board is assisted in this task by a number of its committees. These committees are primarily responsible for considering and overseeing the risks within their particular areas of concern. For example, the Audit Committee, whose duties are described in more detail below, focuses on financial reporting and operational risk. As provided in its charter, the Audit Committee meets regularly with management and our independent registered public accountants to discuss the integrity of our financial reporting processes and internal controls as well as the steps that have been take to monitor and control risks related to such matters. Our Compensation Committee, whose duties are described in more detail below, evaluates the risks that our executive compensation programs may generate.

Day-to-day risk management responsibilities are assigned to our President and our Executive Vice President and Chief Operating Officer, who sit on and report to the Board, and our Senior Vice President and Chief Financial Officer.

Neither the Board nor the Nominating Committee, whose duties are described in more detail below, has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the Board. However, the Nominating Committee believes that Board membership should reflect diversity in its broadest sense, and so it does consider a candidate’s experience, education, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the Board. Whenever the Nominating Committee evaluates a potential candidate, the Committee considers that individual in the context of the composition of the Board as a whole.

Meetings

The Board of Directors held five meetings in 2011. The independent (non-management) Directors adjourned to an executive session without management (including employee Directors) present during two of those meetings. No incumbent Director attended fewer than 75 % of the aggregate of the total number of board and committee meetings held during a period of 2011 in which he was a Director or committee member. All Directors are expected to attend the Company’s annual meetings with stockholders. All Directors attended the 2011 annual meeting.

Board Committees

The Board of Directors has established a standing Audit Committee, a standing Compensation Committee, and a standing Nominating Committee pursuant to written charters approved by the Board. The Board may also establish other committees from time to time to assist in the discharge of its responsibilities. The following descriptions indicate committee memberships through 2011 and as of April 12, 2012, except as otherwise indicated.

Audit Committee

Members:

•	Paul A. Garrett (Committee Chair and Audit Committee financial expert)

•	Bret R. Maxwell

•	Walter H. Barandiaran

Each member of the Audit Committee is “independent” as defined in the listing standards of NYSE Amex and under the SEC’s Rule 10A-3. The Board has determined that Mr. Garrett satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the SEC, based on Mr. Garrett’s experience as set forth in his biographical information above.

Functions:

•	Selects the Company’s independent auditor.

•	Reviews the independence of the Company’s independent auditor.

•	Approves the nature and scope of services provided by our independent auditor.

•	Reviews the range of fees and approves the audit fee payable to our independent auditor.

•	Confers with our independent auditor and reviews annual audit results and annual and quarterly financial statements with the independent auditor and the Company’s management.

•	Oversees the Company’s evaluation of the effectiveness of internal controls over our financial reporting.

•	Oversees our internal audit function.

•	Meets with the independent auditor without Company management present; reviews with the independent auditor any audit questions, problems or difficulties and management’s responses to these issues.

•	Meets with the Company’s management to review any matters the Audit Committee believes should be discussed.

•	Reviews with the Company’s legal counsel any legal matters that could have a significant impact on the Company’s financial statements.

•	Oversees procedures for and receipt, retention, and treatment of complaints on accounting, internal accounting controls, or auditing matters.

•	Advises and provides assistance to the Board of Directors with respect to corporate disclosure and reporting practices.

J.H. Cohn LLP currently serves as the Company’s independent auditor. A copy of the Company’s Audit Committee Charter is available on the Company’s website, www.metalico.com. The Audit Committee held five meetings in 2011.

The Audit Committee’s Charter establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by the Company’s independent auditors. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has pre-approved all of the non-audit services provided by the Company’s independent auditors to date.

Compensation Committee

Members:

•	Bret R. Maxwell (Committee Chair)

•	Walter H. Barandiaran

•	Sean P. Duffy

Each member of the Compensation Committee is “independent” as defined in the listing standards of NYSE Amex and under the SEC’s Rule 10A-3.

Functions:

•	Conducts a general review of the Company’s compensation and benefit plans to ensure that they meet corporate objectives.

•	Determines the Company’s chief executive officer’s compensation, subject to the approval of the full Board.

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Reviews the Company’s chief executive officer’s recommendations on compensating the Company’s officers and adopting and changing major compensation policies and practices and determines levels of compensation.

•	Administers the Company’s employee benefit plans.

•	Reviews the nature and amount of Director compensation.

•	Administers the Company’s long-term compensation plan and executive bonus plan.

•	Reports its recommendations to the Company’s Board for approval and authorization.

A copy of the Company’s Compensation Committee Charter is available on our website, www.metalico.com. The Compensation Committee held one meeting in 2011.

Nominating Committee

Members:

•	Walter H. Barandiaran (Committee Chair)

•	Bret R. Maxwell

•	Paul A. Garrett

Each member of the Nominating Committee is “independent” as defined in the listing standards of NYSE Amex and under the SEC’s Rule 10A-3.

Functions:

•	Identifies and evaluates qualified Director candidates.

•	Recommends appropriate candidates for election to the Board.

•	Monitors Director compensation.

•	Periodically reviews Director orientation and education and the structure and composition of the Board’s committees.

A copy of the Company’s Nominating Committee Charter is available on the Company’s website, www.metalico.com. The Nominating Committee held one meeting in 2011.

In obtaining the names of possible new nominees, the Committee may make its own inquiries and will consider suggestions from individual Directors, stockholders and other sources, including independent search or other consultants retained by the Board. All potential nominees must first be considered and approved by the Committee before having their names formally presented to the full Board. Nominations from stockholders should be submitted to the Board in writing addressed to Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary, and should include the following:

(a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the factors used by the Board in evaluating possible candidates, as described in the Statement of Nominating Principles and Procedures;

(b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock beneficially owned by such stockholders(s);

(c) a statement detailing any relationship between the proposed nominee and the Company or any customer, supplier or competitor of the Company;

(d) detailed information about any relationship or understanding between the nominating stockholder(s) and the proposed nominee; and

(e) the proposed nominee’s written consent to being named in a proxy statement as a nominee and to serving on the Board of Directors if elected.

Nominees recommended by stockholders in accordance with these procedures will receive the same consideration given to nominees of the Nominating Committee, management, the Board of Directors, third-party consultants, and any other sources. The Committee has not at this time retained any third-party consultant or paid any commission or fee in connection with the identification or nomination of candidates for the Board.

The Board will in each case evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent Directors, and considering the general qualifications of the potential nominees, such as:

•	Unquestionable integrity and honesty,

•	The ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole,

•	Recognized leadership in business or professional activity,

•	A background and experience which will complement the talents of the other Board members,

•	Willingness and capability to take the time to actively participate in Board and committee meetings and related activities,

•	Ability to work professionally and effectively with other Board members and the Company’s management,

•	An age to enable the Director to remain on the Board long enough to make an effective contribution, and

•	Lack of realistic possibilities of conflict of interest or legal prohibition;

and ensure that all necessary and appropriate inquiries are made into the backgrounds of such candidates.

Code of Ethics

The Company has adopted a code of business conduct and ethics applicable to its directors, officers (including its principal executive officer, principal financial officer, principal accounting officer, and controller) and employees, known as the Code of Business Conduct and Ethics. The Code is available on the Company’s website at www.metalico.com. In the event that the Company amends or waives any of the provisions of the Code applicable to its principal executive officer, principal financial officer, principal accounting officer, or controller, the Company intends to disclose the same on its website.

Stockholder Communication with Board Members

Stockholders who wish to communicate with Board members may contact the Company by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular Director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular Director to which they are addressed, or presented to the full Board or the particular Director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular Director will be forwarded to our Board or the Director by an appropriate officer.

Executive Officers

In addition to our President, Carlos E. Agüero, and our Executive Vice President, Michael J. Drury, who are Directors and whose backgrounds are described above under the caption “Proposal No. 1,” the following individuals serve as executive officers of the Company:

Arnold S. Graber, age 58, has been Executive Vice President and General Counsel of the Company since May 3, 2004 and our Secretary since July 1, 2004. From 2002 until April 2004 he practiced with the firm of Otterbourg, Steindler, Houston & Rosen, P.C. in New York, New York, where he focused on transactional matters and corporate finance. From 1998 to 2001 he served as general counsel of a privately held paging carrier and telecommunications retailer. He is a member of the bars of the States of Illinois, New Jersey, and New York.

Eric W. Finlayson, age 53, has been our Senior Vice President and Chief Financial Officer since the Company’s founding in August 1997. Mr. Finlayson is a Certified Public Accountant with more than twenty-five years of experience in accounting. He has extensive background in SEC reporting and compliance. From 1993 through 1997, Mr. Finlayson was Corporate Controller of Continental Waste Industries.

Kenneth P. Mueller, age 58, was appointed our Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling in 2011. Mr. Mueller began his recycling career in 1976 with Luria Bros. in Peoria, Illinois. He has held numerous commercial and operations management positions over the years with Luria Bros., The Snyder Group in Pittsburgh (a predecessor to our operations in western Pennsylvania), Columbia Iron and Metal in Cleveland, and Cozzi Iron and Metal in both Chicago and Pittsburgh. In 1997, Mueller relocated to Phoenix as President of Metal Management AZ. From 2004 to 2010 he was Western Regional President of Sims Metal Management based in Phoenix.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. Under the terms of our Code of Business Conduct and Ethics, each director and officer is prohibited from engaging in any activity or having a personal interest that presents a conflict with the interests of the Company and from using corporate property for personal gain. Related party transactions are fully disclosed to disinterested directors who have the option of approving or rejecting any such proposed transaction on behalf of the Company.

All of the transactions set forth below were approved by the unanimous vote of our Board of Directors with interested directors abstaining. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Board of Directors is responsible for approving related party transactions, as defined in applicable rules by the Securities and Exchange Commission. As a matter of Company policy mandated by resolution of the Board, all related party transactions are reviewed by the Audit Committee, which then reports its findings to the full Board.

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Carlos E. Agüero, our Chairman, President and Chief Executive Officer, is a limited partner of Infrastructure & Environmental Private Equity Fund III, L.P., a venture capital investor in the Company. His holdings are less than 1% of the fund’s limited partnership interests.

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The Company owns 4.6% of the outstanding voting stock of EQM Technologies & Energy, Inc. (“EQM”), a corporation that trades on the OTC Bulletin Board as the successor by merger to Beacon Energy Holdings Inc. (“Beacon”), pursuant to investments in Beacon approved by our Board of Directors in 2006 and 2007. Mr. Agüero holds approximately 1.4% of the stock of EQM and serves on its board of directors. Walter H. Barandiaran, a director of the Company, is a managing partner of The Argentum Group. He holds less than 1% of the stock of EQM but collectively he and The Argentum Group hold approximately 60.7% of EQM’s stock. Mr. Barandiaran is the chairman of EQM’s board of directors. Paul A. Garrett, a director of the Company and chair of our Audit Committee, holds the same positions at EQM and holds less than 1% of its stock. Michael J. Drury, our Executive Vice President and Chief Operating Officer for PGM and Lead Operations and a director, holds less than 1% of the stock of EQM. The Beacon investment was reviewed and recommended to the Board by a committee of independent directors having no direct or indirect interests in Beacon. The interests of Mr. Agüero and Mr. Drury were fully disclosed to the committee prior to its review of the investments and to the Board prior to its approval of the investments, and both abstained from the Board’s votes on the matter. The Argentum Group acquired its interests in Beacon in 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that the Company’s directors, executive officers, and 10% stockholders file reports of ownership and changes in ownership with the SEC and NYSE Amex. Directors, officers, and 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

Based solely on its review of the copies of such reports and written representations from certain reporting persons, we believe that all of our directors, officers, and 10% stockholders complied with all filing requirements applicable to them during the 2011 fiscal year.

AUDIT COMMITTEE REPORT

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website, www.metalico.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants. In fulfilling its oversight responsibilities to date, in and with respect to 2011 the Audit Committee:

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reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

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reviewed with J.H. Cohn LLP, the Company’s independent auditors, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by Standard No. 1 of the Independence Standards Board (Independence Discussions with Audit Committees), as amended, provided to the Audit Committee by J.H. Cohn LLP;

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discussed with J.H. Cohn LLP its independence from management and the Company and considered the compatibility of the provision of nonaudit services by the independent auditors with the auditors’ independence;

•	discussed with J.H. Cohn LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees);

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discussed with J.H. Cohn LLP the overall scope and plan for its audit. The Audit Committee met with J.H. Cohn LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting; and

•

based on the foregoing reviews and discussions, recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Paul A. Garrett, Chairman

Bret R. Maxwell

Walter H. Barandiaran

The Audit Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s primary philosophy for compensation is to offer a program that rewards each of the members of senior management commensurately with the Company’s overall growth and performance, including each person’s individual performance during the previous fiscal year. The Company’s compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change. We consider the impact of our executive compensation program, and the incentives created by the compensation awards, on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

Overview of Cash and Equity Compensation

We compensate our executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides our executive officers a minimum base salary. Incentive bonus compensation is generally linked to the achievement of short-term financial and business goals, and is intended to reward our executive officers for our overall performance, as well as their individual performance in reaching annual goals that are agreed to in advance by management and the Compensation Committee. Stock options and grants of restricted and deferred stock are intended to link our executive officers’ longer-term compensation with the performance of our stock and to build executive ownership positions in the Company’s stock. This encourages our executive officers to remain with us, to act in ways intended to maximize stockholder value, and to penalize them if we and/or our stock fails to perform to expectations.

We view the three components of our executive officer compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our historical practices with the individual and our view of individual performance and other information we deem relevant. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. During 2011, we did not review wealth and retirement accumulation as a result of employment with us in connection with the review of compensation packages.

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on informal samplings of executive compensation paid by companies similarly situated to ours. In addition, our Compensation Committee has historically taken into account input from other corporations in which its members hold positions or manage investments, competitive market practices, and publicly available data relating to the compensation practices and policies of other companies within and outside our industry. Our Compensation Committee realizes that “benchmarking” our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of our compensation practices is useful. We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Elements of Compensation

The principal elements of our compensation package are base salary, annual cash incentive bonus, long-term incentive plan awards, and perquisites and other compensation. We also provide severance benefits under the terms of our employment agreements with the named executive officers. The details of each of these components are described below.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salary is generally fixed and does not vary based on our financial and other performance. Base salaries for 2009 for each of our named executive officers were set under the terms of their respective three-year employment agreements approved by the Board of Directors on March 20, 2007 and terminating December 31, 2009. Base salaries for 2010 and 2011 for each of Messrs. Agüero, Drury, Graber and Finlayson were set under the terms of their respective three-year employment agreements approved by the Board of Directors on December 21, 2009 and effective January 1, 2010 through December 31, 2012 and for Mr. Mueller approved by the Board of Directors on and effective as of February 21, 2011 through February 20, 2014. Annual increases for the second and third years under the employment agreements are determined by reference to the Consumer Price Index and fixed in October of the preceding year. However, each of our then-serving named executive officers waived his respective right to a contractual salary increase for 2009 and, effective February 15, 2009, agreed to a 10% salary reduction for an indefinite period in recognition of the impact of the global recession on the Company’s performance and resources. Those reductions were rescinded as of September 1, 2009.

When establishing base salaries, the Compensation Committee and management consider a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his prior employment or in prior years with the Company as appropriate, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by our Compensation Committee no less often than upon the expiration of each named executive officer’s employment agreement.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are intended to compensate for the achievement of both our annual Company-wide goals and individual annual performance objectives. All of our employees are eligible for annual cash incentive bonuses. We provide this opportunity to attract and retain an appropriate caliber of talent and to motivate executives and other employees to achieve our business goals.

The Compensation Committee oversees the administration of an Executive Bonus Plan for the benefit of the named executive officers. Under the terms of the Executive Bonus Plan, through the course of each year the Compensation Committee considers and identifies corporate and individual goals in consultation with management. Named executive officers are allocated responsibility for various goals, which may overlap among executive officers. Individual objectives are necessarily tied to the particular area of expertise or responsibility of the employee and such employee’s performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. At the end of each year the Compensation Committee reviews the levels of achievement and performance. The Compensation Committee approves the annual cash incentive award for the Chief Executive Officer and each other named executive officer. The Compensation Committee’s determination, other than with respect to the Chief Executive Officer, is generally based upon the Chief Executive Officer’s recommendations. Exact amounts are confirmed in the discretion of the Committee and recommended to the full Board of Directors for ratification. Employee directors abstain from the Board’s deliberations and votes on their own compensation.

We do not have a formal policy on the effect on bonuses of a subsequent restatement or other adjustment to our financial statements, other than the penalties provided by law.

Long-Term Incentive Plan Awards

We adopted our 2006 Long-Term Incentive Plan (the “2006 Plan”) for the purpose of providing additional performance and retention incentives to executive officers and other employees by facilitating their acquisition of a proprietary interest in our common stock. The 2006 Plan has provided certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to give those employees a continuing stake in the Company’s long-term success. The Compensation Committee also believes that the use of stock-based awards offers the best approach to achieving our compensation goals. The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. In most cases awards under the 2006 Plan have been in the form of stock options.

The Compensation Committee previously administered the Company’s 1997 Long-Term Incentive Plan (the “1997 Plan”) for the same purpose. Upon the effectiveness of the 2006 Plan, our Board of Directors ceased issuing awards under the 1997 Plan. The 1997 Plan has expired and no awards granted under it are outstanding.

The Compensation Committee administers the 2006 Plan and determines the types and amounts of awards to be granted to eligible employees. Grants to executive officers are based upon the principles underlying our Executive Bonus Plan described above. All grants are subject to the ratification of the Board of Directors. Employee directors abstain from the Board’s deliberations and votes on their own compensation. The 2006 Plan permits awards to be made at any time in the Committee’s discretion. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, 4,755,607 shares of common stock have been reserved for issuance under the 2006 Plan. As of April 12, 2012, options for 2,746,688 shares of our common stock, 176,000 shares of restricted stock, and rights to 336,000 shares of deferred stock have been granted under the 2006 Plan. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2006 Plan. The value of stock options and deferred stock is dependent upon our future stock price.

Grants under the 2006 Plan may be made at the commencement of employment for certain managerial-level employees. In accordance with Company policy they are generally made once a year thereafter by the Compensation Committee as a component of bonus compensation. Bonus stock options and shares of deferred stock are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to awards for employees other than the Chief Executive Officer.

The Compensation Committee determines the terms of all grants. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant at an exercise price equal to the fair market value of our common stock on the trading date occurring immediately prior to the date the grant is approved by our Board. We have also made awards of deferred stock that vest and become issuable annually in three installments. The Compensation Committee believes that the three-year vesting schedule will provide ongoing incentives for executives and other key employees to remain in our service. All outstanding awards under our 2006 Plan will become fully vested upon a change in control, after which deferred stock will be issued and options will remain exercisable and vested for the balance of their stated term without regard to any termination of employment or service other than a termination for cause, and any restriction or deferral on an award will immediately lapse. Upon termination of a participant’s service with the Company, his or her rights to unvested deferred stock will be cancelled and the participant may exercise his or her vested options for the period of ninety days from the termination of employment, provided, that if termination is due to death or disability, all deferred stock will vest immediately and options will remain exercisable for twelve months after such termination. However, an option may never be exercised later than the expiration of its term.

Perquisites and Other Compensation

Under the terms of their respective employment agreements, we provide each named executive officer with a leased or owned car or automotive allowance together with car insurance and life insurance. We also provide general health and welfare benefits, including medical and dental coverage. We offer participation in our defined contribution 401(k) plan. At the beginning of 2009, we contributed matching funds of up to 2% of eligible compensation for every employee enrolled in the 401(k) plan, including named executive officers. As of March 15,

2009, we suspended the contribution. On January 1, 2011, we reinstated the Company’s 2% matching contribution. We furnish these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For additional information concerning Perquisites and Other Compensation see “Employment Agreements” below.

Severance Benefits

Our named executive officers and certain other executives with employment agreements are covered by arrangements that specify payments in the event the executive’s employment is terminated. Under these employment agreements, in the event that we terminate such executive’s employment without cause (as defined in the applicable employment agreement), we will be required to pay the executive an amount equal to his base salary for twelve months as well as COBRA (health insurance premiums) for the same period. Our primary reason for including severance benefits in compensation packages is to attract and retain the best possible executive talent. For a further description of these severance benefits, see “Employment Agreements” below.

Change in Control Benefits

Our named executive officers are covered by arrangements specifying that all otherwise unvested stock options fully vest upon a “change in control.” Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent.

For additional information concerning benefits for named executive officers upon a change in control, see “Employment Agreements” below.

Compensation Mix

The Compensation Committee determines the mix of compensation, both between short and long-term compensation and cash and non-cash compensation, to design compensation structures that we believe are appropriate for each of our named executive officers. We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (option and restricted and deferred stock awards) to encourage long-term growth in stockholder value and to advance our additional objectives discussed above. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our historical practices with the individual and our view of individual performance and other information we deem relevant. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. As the Company’s growth is recent, we have not reviewed wealth and retirement accumulation as a result of employment with us, and we have only focused on fair compensation for the year in question. The summary compensation table below illustrates the long and short-term and cash and non-cash components of compensation.

Tax and Regulatory Considerations

We account for the equity compensation expense for our employees under the rules of ASC Topic 718 which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other named executive officers listed on the Summary Compensation Table. None of our employees has received annual taxable compensation of $1 million or more. While we believe that all compensation paid to our executives in 2011 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. In each case, the determination of the Compensation Committee is subject to the ratification of the full Board. Employee directors abstain from any deliberations or votes on their own compensation. The Compensation Committee formulates its recommendation for the compensation paid to each of our named executive officers, other than with respect to compensation payable to our Chief Executive Officer, based upon advice received from our Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Metalico, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Bret R. Maxwell, Chairman

Walter H. Barandiaran

Sean P. Duffy

The Compensation Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following Summary Compensation Table, which should be read in conjunction with the explanations provided above, summarizes compensation information for our named executive officers (our chief executive officer, chief financial officer, and our other three named executive officers) for the fiscal year ended December 31, 2011:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Carlos E. Agüero Chairman, President and Chief Executive Officer	2011 2010 2009	412,541 398,591 342,744	135,000 200,000 85,000	20,119 — —	241,167 494,333 520,556	22,803 14,171 22,430	(4) (4) (4)	831,629 1,107,095 970,730
Eric W. Finlayson Senior Vice President and Chief Financial Officer	2011 2010 2009	188,590 182,213 156,683	30,000 42,000 35,000	10,059 — —	60,933 104,913 101,033	13,602 8,525 9,964	(5) (5) (5)	303,185 337,651 302,680
Michael J. Drury Executive Vice President and Chief Operating Officer for PGM and Lead Operations	2011 2010 2009	282,885 273,319 235,025	100,000 125,000 55,000	20,119 — —	131,933 250,567 255,799	12,640 5,091 7,874	(6) (6) (6)	547,577 653,977 553,698
Arnold S. Graber Executive Vice President, General Counsel and Secretary	2011 2010 2009	265,205 256,237 220,335	30,000 50,000 40,000	10,059 — —	80,067 133,175 122,134	14,716 10,400 14,276	(7) (7) (7)	400,047 449,812 396,745
Kenneth P. Mueller(8) Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling	2011	253,800	80,000	98,238	24,944	5,551	(9)	462,613

(1)	Cash bonuses are included in compensation for the year for which they were earned, even if actually paid or awarded in the subsequent year.

(2)	Amount reflects the expense recognized for financial reporting purposes in accordance with ASC Topic 718 of deferred stock as of the date of grant.

(3)	Amount reflects the annual amortized expense, calculated in accordance with ASC Topic 718. See Note 15 of “Notes to Financial Statements—Stock-Based Compensation Plans.”

(4)	Includes matching contribution payments made to our 401(k) Plan (2% of eligible compensation from January 1, 2009 to March 15, 2009 and all of calendar year 2011) for the benefit of Mr. Agüero of 10,792, $0 and $4,338 and the dollar value of term life insurance premiums paid for the benefit of Mr. Agüero of $1,836, $1,836 and $1,836 for the years ending December 31, 2011, 2010 and 2009, respectively. Also includes car insurance premiums for additional vehicles of $5,600, $5,600 and $7,000 for the years ending December 31, 2011, 2010 and 2009, respectively, and the personal use of a company car of $4,575, $6,735 and $9,256 for the years ending December 31, 2011, 2010 and 2009, respectively.

(5)	Includes matching contribution payments made to our 401(k) Plan (2% of eligible compensation from January 1, 2009 to March 15, 2009 and all of calendar year 2011) for the benefit of Mr. Finlayson of $3,699, $0 and $1,211 and the dollar value of term life insurance premiums paid for the benefit of Mr. Finlayson of $725, $725 and $725 for the years ending December 31, 2011, 2010 and 2009, respectively, and the personal use of a company car of $9,178, $7,800 and $8,028 for the years ending December 31, 2011, 2010 and 2009, respectively.

(6)	Includes matching contribution payments made to our 401(k) Plan (2% of eligible compensation from January 1, 2009 to March 15, 2009 and all of calendar year 2011) for the benefit of Mr. Drury of $7,549, $0 and $2,417 and the dollar value of term life insurance premiums paid for the benefit of Mr. Drury of $1,451, $1,451 and $1,451 for the years ending December 31, 2011, 2010 and 2009, respectively, and the personal use of a company car of $3,640, $3,640 and $4,006 for the years ending December 31, 2011, 2010 and 2009, respectively.

(7)	Includes matching contribution payments made to our 401(k) Plan (2% of eligible compensation from January 1, 2009 to March 15, 2009 and all of calendar year 2011) for the benefit of Mr. Graber of $5,904, $0 and $1,660 and the dollar value of term life insurance premiums paid for the benefit of Mr. Graber of $1,124, $1,124 and $1,124 for the years ending December 31, 2011, 2010 and 2009, respectively, and the personal use of a company car of $7,688, $9,276 and $11,492 for the years ending December 31, 2011, 2010 and 2009, respectively

(8)	Mr. Mueller became a named executive officer in 2011.

(9)	Includes matching contribution payments made to our 401(k) Plan (2% of eligible compensation for calendar year 2011) for the benefit of Mr. Mueller of $3,216 and the dollar value of term life insurance premiums paid for the benefit of Mr. Mueller of $2,335 for the year ending December 31, 2011.

Grants of Plan-Based Awards

During 2011, we granted stock-based awards to all of our named executive officers pursuant to our 2006 Long-Term Incentive Plan. Except as indicated below with respect to Mr. Mueller’s initial award upon joining the Company, all grants of deferred stock vest in equal annual installments over three years on the first day of each March commencing March 1, 2012. The awarded stock options vest over three years in equal monthly installments from the date of grant and may be exercised for up to five years from the date of grant. Information with respect to each of these awards, including estimates regarding future payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth in the table below:

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#)		Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock(1) and Option Awards(2) ($)
Carlos E. Agüero, CEO	April 19, 2011	15,000				$80,475
Eric W. Finlayson, CFO	April 19, 2011	7,500				$40,238
Michael J. Drury	April 19, 2011	15,000				$80,475
Arnold S. Graber	April 19, 2011	7,500				$40,238
Kenneth P. Mueller	February 21, 2011	48,000	(3)	20,000	$5.50	$371,831
	April 19, 2011	9,000				$48,285

(1)	Amount for stock awards reflects value of shares as of the grant date.

(2)	Amount for option awards reflects the total fair value of stock options in 2011, calculated in accordance with ASC Topic 718.

(3)	Mr. Mueller’s February grant of deferred stock vests quarterly in twelve equal installments of 4,000 shares on the 21st day of each May, August, November and February commencing May 21, 2011.

Narrative Disclosure of Summary Compensation and Grants of Plan-Based Awards

Executive Bonus Plan

Our Board of Directors has approved the Executive Bonus Plan as an incentive compensation plan for our executive officers to be administered by the Board’s Compensation Committee. Each year, the Compensation Committee considers and identifies a series of corporate and individual goals. Each executive officer is allocated a measure of responsibility for particular goals, which may overlap with assigned goals for other officers. In the past, goals have included such corporate objectives as expanding market share, improving Company efficiencies, and satisfactory execution and supervision of staffing initiatives. Individual incentive awards are based on progress in achieving allocated goals and discretionary evaluations of the eligible employees. Awards included a cash payment under the Bonus Plan and a grant of options to purchase our common stock and a grant of restricted or deferred stock under the 2006 Long-Term Incentive Plan described below.

2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan (the “2006 Plan”) became effective May 23, 2006 upon approval by our stockholders at our 2006 annual meeting. The purpose of the 2006 Plan is to provide additional performance and retention incentives to officers and employees by facilitating their purchase of a proprietary interest in our common stock. Subject to anti-dilution adjustments for changes in our common stock or corporate structure, currently 4,755,607 shares of common stock have been reserved for issuance under the 2006 Plan, which plan enables us to issue awards in the aggregate of up to 10% of our outstanding common stock. As of April 12, 2012, options for 2,746,688 shares of our common stock have been granted and 2,201,088 are outstanding under the 2006 Plan; 176,000 shares of restricted stock have been granted and 17,101 have been forfeited. Of the remaining 158,899 restricted shares outstanding under the 2006 Plan, 156,399 shares have fully vested and 2,500 shares remain unvested. Additionally, we also granted rights to 336,000 shares of deferred stock under the 2006 plan, of which 102,830 shares have vested and 17,300 have been forfeited.

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other equity-based rights. Awards under the 2006 Plan may be granted to our officers, directors, consultants and employees as determined by the 2006 Plan administrator from time to time in its discretion. The 2006 Plan is currently administered by the Compensation Committee of our Board of Directors.

Awards under the 2006 Plan are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance. Stock options are typically granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant, and become vested at such times as determined by the Compensation Committee in its discretion. In general, stock options vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant. Deferred stock generally vests and becomes issuable in three annual installments. Unless otherwise determined by the Compensation Committee at the time of grant, all outstanding awards under the 2006 Plan will become fully vested upon a change in control.

We receive no monetary consideration for the granting of stock options pursuant to the 2006 Plan. However, we receive the cash exercise price for each option exercised. The exercise of options and payment for the shares received would contribute to our equity. We receive no monetary consideration for the granting of restricted or deferred stock pursuant to the 2006 Plan and receive no proceeds from the issuance of such stock.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute a percentage of his or her pre-tax compensation up to the statutory limit, which was $16,500 for calendar year 2011 and is $17,000 for calendar year 2012. Participants who are age 50 or older can also make “catch-up” contributions, which for calendar years 2011 and 2012 could be up to an additional $5,500 per year above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions when contributed. Participant contributions are held and invested by the plan’s trustee. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2009, we matched 100% of participant contributions up to the first 2% of eligible compensation until March 15, 2009, the date we suspended our employer match. On January 1, 2011, we re-instated the Company match of 2%.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes equity awards granted to our named executive officers that were outstanding at the end of fiscal 2011.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carlos E. Agüero, CEO					15,000	(2)	$49,350
	27,778	22,222	$3.51	8/18/15
	11,111	38,889	$3.88	8/18/14
	—	175,000	$14.02	7/9/13
	—	100,000	$7.74	7/27/12
Eric W. Finlayson, CFO					7,500	(2)	$24,675
	16,667	13,333	$3.51	8/18/15
	5,556	19,444	$3.88	8/18/14
	—	30,000	$14.02	7/9/13
	—	18,000	$7.74	7/27/12
Michael J. Drury					15,000	(2)	$49,350
	27,778	22,222	$3.51	8/18/15
	8,889	31,111	$3.88	8/18/14
	—	80,000	$14.02	7/9/13
	—	50,000	$7.74	7/27/12
Arnold S. Graber					7,500	(2)	$24,675
	16,667	13,333	$3.51	8/18/15
	7,778	27,222	$3.88	8/18/14
	—	40,000	$14.02	7/9/13
	—	25,000	$7.74	7/27/12
Kenneth P. Mueller					48,000	(3)	$118,400
					9,000	(2)	$29,610
	14,444	5,556	$5.50	2/21/16

(1)	Value based on the number of unvested shares as of December 31, 2011 at a per share market price of $3.29.

(2)	Stock grants vest in equal annual installments over three years on the first day of each March with final vesting to occur March 1, 2014.

(3)	Stock grant vests in equal quarterly installments over three years on the 21st day of each May, August, November and February with final vesting to occur February 21, 2014.

Option Exercises and Stock Vested

The following table shows aggregate exercises of stock options and vests of restricted stock by our named executive officers during the year ended December 31, 2011.

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Shares Acquired on Vesting (#)	Value Realized(2) ($)
Carlos E. Agüero, CEO	—	—	—	—
Eric W. Finlayson, CFO	12,500	$6,438	—	—
Michael J. Drury	—	—	—	—
Arnold S. Graber	12,500	$3,813	—	—
Kenneth P. Mueller	—	—	12,000	$50,680

(1)	Value based on the aggregate difference between the exercise price and the average of the high and low market price on the date of exercise.

(2)	Value based on the dollar amount realized upon each quarterly vesting date by multiplying the number of shares of stock vested by the market value of the shares on the vesting date.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2011, other than our 401(k) Plan.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the year ended December 31, 2011.

Employment Agreements

We have employment agreements with each of our named executive officers. Each agreement has a three-year term.

The current agreements with Messrs. Agüero, Drury, Graber and Finlayson expire December 31, 2012. The agreements provide for minimum annual compensation and eligibility to receive annual performance bonuses in a combination of cash payments and option grants. Salaries are specified for the first year of the employment term and thereafter increase each year by a percentage equal to the increase in the Consumer Price Index over the previous year, provided that such increases cannot be greater than 7% or less than 3.5%. The actual amount of the annual bonus is determined based upon the named executive’s performance, our performance and certain performance targets recommended by the Competition Committee under our Executive Bonus Plan and Long-Term Incentive Plans and approved by our Board of Directors.

Mr. Mueller’s employment agreement expires February 20, 2014. His agreement is similar to those between the Company and the other named executive officers except that his annual salary increase is equal to the increase in the Consumer Price Index over the previous year but cannot be more than 3.5% and the amount of his annual bonus will be within a range of 20% to 60% of his annual salary.

Under their respective agreements we also provide each of Messrs. Agüero, Drury and Mueller with a $500,000 life insurance policy and each of Messrs. Graber and Finlayson with a $300,000 life insurance policy. Each named executive officer is also furnished with the use of a car.

If the executive’s employment is terminated on account of death or disability, he is entitled to no further compensation or benefits other than those earned through the month in which such termination occurs. If the executive’s employment is terminated by us for “cause” (as defined in the next paragraph) or if the executive terminates his own employment for any reason other than for “good reason” (as defined in the next paragraph), the executive is entitled to no further compensation or benefits other than those earned through the date of termination. If the executive’s employment is terminated by us for any reason other than for cause, death or disability, or if the executive terminates his own employment for good reason, we will provide, as severance benefits, payment of 100% of the executive’s base salary at the rate in effect on the date of termination, continuation of health and medical benefits for the twelve-month period following such termination, and immediate vesting of any unvested options. Payment of the amount of the executive’s base salary is to be made in a lump sum immediately subsequent to the date of termination in the event of a termination in connection with, upon, or within one year after a “change in control” (as defined in the next paragraph) or a termination by the executive for good reason in connection with, upon, or within one year after a change in control, and in installments in accordance with our payroll policy in effect at the time payment is to be made in the event of any other termination entitling the executive to severance. All unvested options vest upon a change in control regardless of whether a termination occurs.

An executive may be terminated for “cause” if he (a) neglects his duties and such neglect is not discontinued promptly after written notice, (b) is convicted of any felony, (c) fails or refuses to comply with the reasonable written policies of the Company or directives of executive officers that are not inconsistent with his position and such failure is not discontinued promptly after written notice, or (d) materially breaches covenants or undertakings under his employment agreement and such breach is not remedied promptly. “Good reason” under the employment agreements means the occurrence, without the executive’s prior written consent, of any of the following events: (i) a substantial reduction of the executive’s duties, responsibilities, or status as an officer (except temporarily during any period of disability), or the executive being required to report to any person other than the executive to whom he currently reports; (ii) a change in the office or location where the executive is based on the date of his employment agreement of more than thirty (30) miles, which new location is more than sixty (60) miles from the executive’s primary residence; or (iii) a breach by the Company of any material term of the employment agreement. “Change in control” under the employment agreements means the occurrence of: (i) the acquisition at any time by a “person” or “group” (as those terms are used in Sections 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or any subsidiary or any benefit plan of the Company or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (ii) the termination of service as directors, for any reason other than death or disability, from the Board, during any period of two (2) consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange as a result of which the common stock of the Company is changed, converted or exchanged (other than a merger or share exchange with a wholly-owned subsidiary of the Company) or liquidation of the Company or any sale or disposition of 50% or more of the assets or earning power of the Company except for a tax free distribution of any portion of the Company to its stockholders; or (iv) approval by the stockholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. “Change in control” does not include any reduction in ownership by the Company of a subsidiary of the Company or any other entity designated by the Board in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures.)

Each agreement contains confidentiality restrictions applicable during and after the period of employment, non-solicitation of employees during the period of employment and for two years following termination (or in Mr. Mueller’s case, a variable period up to three years), and non-competition and other non-solicitation provisions applicable during the period of employment and (i) for Mr. Mueller, a variable period up to three years, and (ii) for Messrs. Agüero, Drury, Graber and Finlayson, upon payment of an additional sum equal to the executive’s annual base salary for each year, for up to two years following termination of employment.

The following table describes the potential payments to the listed named executive officers upon such executives’ termination without cause under their respective employment agreements. No additional or alternative salary or benefits would be provided upon a change of control.

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Carlos E. Agüero, CEO	$412,541	$49,350	$20,308
Eric W. Finlayson, CFO	$188,590	$24,675	$20,696
Michael J. Drury	$282,885	$49,350	$20,696
Arnold S. Graber	$265,205	$24,675	$20,696
Kenneth P. Mueller	$300,040	$148,050	$13,620

(1)	Represents one year of base salary as of December 31, 2011.

(2)	Calculated based on a change of control taking place as of December 31, 2011 and assuming a price per share of $3.29, which was the closing price for our stock on December 30, 2011, the last trading day of the year. Represents the full acceleration of unvested restricted stock and stock options held by such named executive officer at that date.

(3)	Under their respective employment agreements, each named executive officer is entitled to twelve months of continued COBRA health benefits upon termination without cause or for good reason. Amount includes 12 months of health insurance premiums at rates in effect as of December 31, 2011.

DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for their services as directors of the Company. The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings. The following table summarizes compensation that our directors earned during 2011 for services as members of our Board.

Name(1)	Fees Earned or Paid in Cash	Options Awards(2)(3)	All Other Compensation	Total
Walter H. Barandiaran	$46,500	$62,700	—	$109,200
Sean P. Duffy	$31,750	$62,700	—	$94,450
Paul A. Garrett	$58,500	$62,700	—	$121,200
Bret R. Maxwell	$42,500	$62,700	—	$105,200

(1)	Directors Carlos E. Agüero and Michael J. Drury are also executive officers of the Company. They do not receive additional compensation for their services as directors.

(2)	Each non-employee director was granted options for 15,000 shares of our common stock on April 1, 2011 at an exercise price of $6.22. The options vest over one year in equal monthly installments from the date of grant and may be exercised for up to five years from the date of grant, expiring on April 1, 2016.

(3)	Value based on the amount recognized for financial statement reporting purposes for the year ending December 31, 2011 in accordance with ASC Topic 718.

Non-employee directors receive an annual fee of $24,000, and members of the Audit Committee (other than the chair) receive an annual fee of $6,000, both fees payable in arrears in equal quarterly installments. Non-employee directors are also paid $1,750 for each Board meeting attended in person and $750 for each Board meeting attended telephonically. Independent directors are also entitled to an annual grant of 15,000 stock options on April 1 of each year. Mr. Garrett receives an annual fee of $18,000 for his services as chairman of our Audit Committee, payable in equally quarterly installments.

Limitation of Liability and Indemnification

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Third Amended and Restated Certificate of Incorporation and bylaws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•

we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We maintain directors’ and officers’ liability insurance to support these indemnity obligations.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

At this time there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee through 2011 were Messrs. Maxwell (Committee Chair), Barandiaran and Duffy. As of April 12, 2012, Messrs. Maxwell (Committee Chair), Barandiaran and Duffy comprise the committee. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves as a director or compensation committee member of any entity that has one or more of its executive officers serving as one of our Directors or on our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

We have had two stockholder approved equity compensation plans, the 1997 Long Term Incentive Plan and the 2006 Long-Term Incentive Plan described above. The 1997 Plan has terminated. Options generally vest in equal monthly installments over three years and may be exercised for up to five years from the date of grant.

The following table provides certain information regarding our equity incentive plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,722,940	$8.20	4,746,790
Equity compensation plans not approved by security holders	—		—

Total	1,722,940	$8.20	4,746,790

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. Should any other matters arise, however, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment on such matters in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting.

SHAREHOLDER PROPOSALS FOR 2013

Stockholder proposals, including Director nominations, intended for inclusion in the Company’s proxy statement for its 2013 annual general meeting (expected to be held on or about June 5, 2013) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be directed to the Secretary, Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, and must have been received on or before December 27, 2012 so that they may be considered by the Company for inclusion in its proxy statement relating to that meeting. Stockholder proposals to be considered at the 2013 meeting and intended for inclusion under the Company’s Bylaws must be directed to the Secretary not earlier than February 6, 2013 and not later than March 8, 2013 and are subject to the requirements set forth in our Bylaws.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

COPIES OF ANNUAL REPORTS ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including audited financial statements set forth therein but otherwise without exhibits, accompanies this Proxy Statement. Upon the written request of a stockholder, the Company will provide copies of the exhibits to the Form 10-K but a reasonable fee per page will be charged to the requesting stockholder. Such requests should be directed to Metalico, Inc., 186 North Avenue East, Cranford, New Jersey 07016, Attention: Secretary. The exhibits are also available as attachments to our online EDGAR filings with the SEC, which are accessible through our website, www.metalico.com.

BY ORDER OF THE BOARD OF DIRECTORS

ARNOLD S. GRABER

Executive Vice President,

General Counsel and Secretary

Cranford, New Jersey

April 27, 2012

METALICO, INC. ATTN: ARNOLD S. GRABER 186 NORTH AVENUE EAST CRANFORD, NJ 07016

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

a. Carlos E. Aguero	☐	☐	☐

b. Michael J. Drury	☐	☐	☐

c. Bret R. Maxwell	☐	☐	☐

d. Walter H. Barandiaran	☐	☐	☐

e. Paul A. Garrett	☐	☐	☐

f. Sean P. Duffy	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To ratify the appointment by the Company’s Audit Committee of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐
3 To approve, by non-binding vote, the Company’s executive compensation.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

METALICO, INC.

Annual Meeting of Stockholders

June 6, 2012 9:30 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael J. Drury and Arnold S. Graber, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Stock of METALICO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:30 AM, EST on June 6, 2012, at the Embassy Suites Buffalo Hotel, 200 Delaware Avenue, Buffalo, New York 14202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side